- PRESS RELEASE -

Contact:     Katharina Manok
Günther Braun
ROFIN-SINAR
734-416-0206
- or -
011-49-40-733-63-4256

ROFIN ANNOUNCES MANAGEMENT CHANGE AND STAYS FOCUSED ON CONTINUED GROWTH AND INNOVATION

Plymouth, MI / Hamburg, Germany, June 5, 2015 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced that Thomas Merk, currently Chief Operating Officer of the ROFIN Laser Micro and Marking Group, will succeed Günther Braun as President and Chief Executive Officer of the Company, effective July 1, 2015. Also at that time, Mr. Braun will resign as a director of the Company and Mr. Merk will assume the vacant position and become a member of the Company’s Board of Directors. Mr. Braun will remain with the Company for a period of time to assist with the transition of duties.

“We are very grateful to Günther for his contributions throughout his 26-year career with the Company,” said Dr. Peter Wirth, Chairman of the Company’s Board of Directors. “During his tenure, he made a considerable contribution towards strengthening ROFIN’s strategic position and has led the Company through many phases of technological innovation, most recently the successful introduction of our third generation of high-power fiber lasers.”

Dr. Wirth continued, “We are now entering a new phase of the Company’s development and we will continue to focus on innovation while taking a firm, bottom-line approach that will accelerate our competitive advantage and build value in this market. We have chosen Thomas to be our new CEO because of his contributions and demonstrated leadership. He has deep experience in the laser industry, business vision and financial acumen.”

“I am excited to lead ROFIN-SINAR in its next chapter of growth and development,” said Mr. Merk. “As the company with one of the greatest customer reaches in the industry and a strong product portfolio that includes some of the most advanced fiber-laser technology as well as a wide ultra-short-pulse laser portfolio in the market, there is significant opportunity ahead to drive growth and further margin improvement. I am looking forward to building on Günther Braun’s leadership, solidifying our strong market position and continuing to create long-term shareholder value.”

“It was a great pleasure to manage the fortunes of ROFIN for such a long time and I wish Thomas all success in the leadership of ROFIN,” commented Günther Braun.

Thomas Merk has been Chief Operating Officer of the ROFIN Laser Micro Group since December 2005, the ROFIN Laser Marking Business since July 2006, and a Managing Director of ROFIN‐BAASEL Lasertech GmbH & Co. KG, Germany, since May 2000. He started his career in 1989 at Boehringer Werkzeugmaschinen Vertriebs GmbH, Germany, and remained there until 2000, most recently serving as sales director. Mr. Merk holds a Master's Degree in mechanical engineering from the Technical University of Stuttgart, Germany.

Günther Braun has been Chief Executive Officer and President of the Company since May 2005 and a member of the Company's Board of Directors since the Company’s initial public offering in September 1996. He previously served as Executive Vice President, Finance and Administration, Chief Financial Officer and Treasurer from September 1996 to May 2005. He joined ROFIN-SINAR Laser GmbH in 1989.

About ROFIN

With 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany, and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore and China. ROFIN currently has more than 52,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on the Company's home page: www.rofin.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as “We are now entering a new phase of the Company’s development and we will continue to focus on innovation while taking a firm, bottom-line approach that will accelerate our competitive advantage and build value in this market” or “I am excited to lead ROFIN-SINAR in its next chapter of growth and development” or “As the company with one of the greatest customer reaches in the industry and a strong product portfolio that includes some of the most advanced fiber-laser technology as well as a wide ultra-short-pulse laser portfolio in the market, there is significant opportunity ahead to drive growth and further margin improvement. I am looking forward to building on Günther Braun’s leadership, solidifying our strong market position and continuing to create long-term shareholder value” is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on Form 10-K. These forward-looking statements represent the Company’s best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.